                                                                    EXHIBIT 99-3

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our historical consolidated financial statements and the notes to those consolidated financial statements included in this Current Report on Form 8-K. " For the purposes of the following discussion, unless the context otherwise requires, "Too, Inc.", "Limited Too", "we", "our" and "us" refer to Too, Inc. and our subsidiaries.


GENERAL

In 1987, The Limited established "Limited Too" brand stores adjacent to or as departments within The Limited stores to provide similar apparel to young girls, and also apparel for infants. Our initial target consumer was the mother who shopped at The Limited and wanted to purchase similar apparel for her daughter. From 1987 to the end of fiscal 1995, we expanded our locations from two stores to 288 stores. After several years of inconsistent performance, as indicated by a $(19.4) million operating loss in 1995, The Limited brought in some new members of our current management team in 1996. Our current management team recognized that its core customer had her own emerging sense of style and revised our strategy to focus on girls approximately 7 to 14 years of age as our target customer group. Since then, we have consistently improved our financial performance.

In the period from fiscal 1996 to fiscal 1998, we:

     -    increased net sales to $376.9 million from $258.8 million

     - improved our pretax operating income to $27.9 million from a loss of $(9.0) million

     - improved our operating income rate as a percentage of sales to 7.4% from a loss of (3.5)% by increasing sales volume, improving gross income and slowing the growth in general, administrative and store operating expenses

     -    improved sales per average square foot to $300 from $214

The strong growth and improved profitability during this period resulted from an increase in comparable store sales and gross income as we improved our merchandise assortment and merchandise margins and strengthened our brand awareness.


RESULT OF OPERATIONS

                                                      FISCAL YEARS ENDED                             THIRTEEN WEEKS ENDED
                                         -----------------------------------------------       ------------------------------
                                         JANUARY 30,      JANUARY 31,      FEBRUARY 1,            MAY 1,           MAY 2,
                                             1999             1998             1997                1999             1998
                                         -------------    -------------    -------------       -------------    -------------
                                                                                                         (UNAUDITED)

Net sales                                       100.0 %          100.0 %          100.0 %             100.0 %          100.0 %
Costs of goods sold, buying and
     occupancy costs                             66.8             70.4             76.5                66.6             69.7
                                         -------------    -------------    -------------       -------------    -------------
Gross income                                     33.2             29.6             23.5                33.4             30.3
General, adminstrative and store
     operating expenses                          25.8             25.9             27.0                30.6             28.8
                                         -------------    -------------    -------------       -------------    -------------
Operating income (loss)                           7.4              3.7             (3.5)                2.8              1.5
Provision for (benefit from)
     income taxes                                 3.0              1.5             (1.4)                1.1              0.6
                                         -------------    -------------    -------------       -------------    -------------
Net income (loss)                                 4.4 %            2.2 %           (2.1)%               1.7 %            0.9 %
                                         =============    =============    =============       =============    =============

FINANCIAL SUMMARY

Below, you will find summarized annual financial data for the fiscal periods shown:



                                                              FISCAL YEAR ENDED                        % CHANGE
                                                --------------------------------------------       -----------------
                                                JANUARY 30,      JANUARY 31      FEBRUARY 1,       1997-       1996-
                                                    1999             1998            1997          1998        1997
                                                -----------      ----------      -----------       ------      -----
Net sales (millions)                            $    377        $    322        $       259        17 %        24 %
Comparable store sales increase (1)                   15 %            20 %                8 %
Annual sales per average square foot (2)        $    300        $    259        $       214        16 %        21 %
Sales per average store (thousands)             $  1,204        $  1,039        $       849        16 %        22 %
Average store size at year end (square feet)       4,015           3,987              3,974
Total square feet at year end (thousands)          1,281           1,244              1,224
Number of stores:
  Beginning of year                                  312             308                288
    Opened                                            10               7                 27
    Closed                                            (3)             (3)                (7)
                                                ---------       ---------       ------------
  End of year                                        319             312                308
                                                =========       =========       ============



---------------
(1) A store is included in our comparable store sales calculation once it has completed 52 weeks of operation. Further, stores that are expanded or downsized more than 20% in square feet are treated as new stores for purposes of this calculation.

(2) Annual sales per average square foot is the result of dividing net sales for the fiscal year by average gross square feet which reflects the impact of opening and closing stores throughout the year.


THIRTEEN WEEKS ENDED MAY 1, 1999 COMPARED TO THIRTEEN WEEKS ENDED MAY 2, 1998

NET SALES. Net sales for the thirteen weeks ended May 1, 1999 increased 16% to $95.0 million from $82.3 million for the thirteen weeks ended May 2, 1998. The increase was primarily a result of a 10% increase in comparable store sales, with the balance attributable to new stores. Within the merchandise categories, knit tops increased significantly, led by cut-and-sewn tops, graphic T-shirts and active T-shirts. The add-on (principally underwear, sleepwear and swimwear) and accessories categories also increased significantly.

GROSS INCOME. The gross income rate for the first quarter of 1999, expressed as a percentage of net sales, increased to 33.4% from 30.3% for the first quarter of 1998. The increase in rate was primarily attributable to higher initial mark-ups on merchandise and a decrease in buying and occupancy costs, expressed as a percentage of net sales, due to the leverage achieved through higher comparable store sales.

GENERAL, ADMINISTRATIVE AND STORE OPERATING EXPENSES. General, administrative and store operating expenses for the first quarter of 1999, expressed as a percentage of net sales, increased to 30.6% from 28.8% for the first quarter 1998. This increase was attributable to increased allocations for services provided by The Limited, including distribution and information technology, which included costs associated with becoming year 2000 ready. In addition, these expenses included web site development and catalog start-up costs, as well as costs for a direct mail campaign during the first quarter of 1999. Finally, the balance of the increase was attributable to store and home office payroll costs, principally relating to management and incentive compensation programs.

OPERATING INCOME. Operating income, expressed as a percentage of net sales, increased to 2.8% for the first quarter of 1999 from 1.5% for the same period in 1998. Operating income increased to $2.6 million for the first quarter of 1999 from $1.2 million for the same period in 1998. The increase was attributable to higher merchandise margins and the favorable leveraging of buying and occupancy costs, partially offset by higher general, administrative and store operating expenses.

FISCAL YEAR ENDED JANUARY 30, 1999 COMPARED TO FISCAL YEAR ENDED JANUARY 31,
1998

NET SALES. Net sales for 1998 increased 17% to $376.9 million from $322.2 million in 1997. The increase was primarily attributable to a 15% increase in comparable store sales and the net addition of seven stores. During the third quarter of fiscal 1997, we exited the infant merchandise category because it was inconsistent with a store environment that appeals to our target customer. Therefore, excluding infant sales in 1997, we experienced a 24% increase in comparable store sales over the prior year. While sales increased across virtually all merchandise categories, add-on, lifestyles, personal care products under our "GirlCare" product line and tops experienced significant increases. Net sales productivity increased 16% to $300 per average square foot.

GROSS INCOME. The gross income rate, expressed as a percentage of net sales, increased to 33.2% in 1998 from 29.6% in 1997. The increase in rate was attributable to an increase in initial markup on merchandise and a decrease in buying and occupancy costs, expressed as a percentage of net sales, due to the leverage achieved through higher comparable store sales. The improvement in these margin components was slightly offset by an increase in markdowns experienced during the fall season as a result of underperformance in the ready-to-wear category and overassortment in the bottoms category.

GENERAL, ADMINISTRATIVE AND STORE OPERATING EXPENSES. General, administrative and store operating expenses, expressed as a percentage of net sales, improved slightly to 25.8% in 1998 from 25.9% in 1997. The favorable leveraging of these expenses associated with improved sales productivity was partially offset by an increase in overhead allocations from The Limited. The increase in the allocated expenses included information technology costs, including Year 2000 costs and central distribution center costs, driven by unit growth of lower price accessories and "GirlCare" products, which also have higher handling costs.

OPERATING INCOME. Operating income, expressed as a percentage of net sales, was 7.4% and 3.7% in fiscal 1998 and 1997, respectively. The improvement in 1998 over 1997 was due principally to the improvement in merchandise margins and the positive leveraging of buying and occupancy expenses arising from increases in comparable store sales.


FISCAL YEAR ENDED JANUARY 31, 1998 COMPARED TO FISCAL YEAR ENDED FEBRUARY 1,
1997

NET SALES. Net sales for 1997 increased 24% to $322.2 million from $258.8 million in 1996. The increase was primarily attributable to a 20% increase in comparable store sales with the balance arising from the net addition of four stores. While sales increased in most merchandise categories, the increase of personal care products, add-on and lifestyles in the overall mix accounted for nearly half of the sales increase over the prior year. Net sales per average square foot increased 21% to $259 per square foot.

GROSS INCOME. For fiscal 1997, the gross income rate improved to 29.6% from 23.5% in 1996. The increase in rate was attributable to improved merchandise margins as higher initial markups on merchandise were partially offset by higher markdowns and a decline in the rate for buying and occupancy costs as a result of an increase in comparable store sales.

GENERAL, ADMINISTRATIVE AND STORE OPERATING EXPENSES. General, administrative and store operating expenses, expressed as a percentage of net sales, improved to 25.9% in 1997 from 27.0% in 1996, due to the favorable leveraging of expenses associated with improved per store productivity.

OPERATING INCOME (LOSS). The operating income (loss) rate, expressed as a percentage of net sales, was 3.7% and (3.5%) in fiscal 1997 and 1996, respectively. As with the improvement in 1998 over 1997, the improvement in 1997 over 1996 was due principally to the improvement in merchandise margins and the positive leveraging of buying and occupancy expenses arising from increases in comparable store sales. Also, 1997 showed further improvement over 1996 due to the favorable leveraging of general, administrative and store operating expenses associated with the increase in comparable store sales.

SEASONALITY AND QUARTERLY FLUCTUATIONS

As illustrated in the table below, our business is highly seasonal, with significantly higher sales, gross income and net income realized during the fourth quarter, which includes the holiday selling season. See "Risk Factors -- Risk Factors Relating to Our Business -- Our Net Sales, Net Income and Inventory Levels Fluctuate on a Seasonal Basis," in the Information Statement dated August 18, 1999 and included in our Amended Registration Statement filed with the Securities and Exchange Commission on August 18, 1999 (Registration No. 1-14987), hereafter referred to as the "Information Statement."


                                 FIRST            SECOND           THIRD           FOURTH
                              ----------        ----------      ----------      -----------
Net sales                     $ 82,257          $ 74,746        $ 96,720        $ 123,220
  % of full year                  21.8 %            19.8 %          25.7 %           32.7 %
Gross income                  $ 24,888          $ 24,016        $ 29,870        $  46,440
  % of full year                  19.9 %            19.2 %          23.8 %           37.1 %
Net income                    $    736          $    240        $  4,248        $  11,457
  % of full year                   4.4 %             1.4 %          25.5 %           68.7 %


1997 QUARTERS

Net sales                     $ 65,646          $ 61,263        $ 86,430        $ 108,811
  % of full year                  20.4 %            19.0 %          26.8 %           33.8 %
Gross income                  $ 15,590          $ 15,170        $ 23,988        $  40,499
  % of full year                  16.4 %            15.9 %          25.2 %           42.5 %
Net income (loss)             $ (1,230)         $ (1,619)        $ 2,018        $   7,997
  % of full year                 (17.2)%           (22.6)%          28.2 %          111.6 %


FINANCIAL CONDITION

Our recent improvement in operating income over the last two years provides evidence of increased financial strength and flexibility. A more detailed discussion of liquidity, capital resources and capital requirements follows.


LIQUIDITY AND CAPITAL RESOURCES

Cash provided by operating activities and cash funding from The Limited's centralized cash management system have historically provided the resources to support operations, including seasonal requirements and capital expenditures. See "Relationship Between Too, Inc. and The Limited" in the Information Statement. Cash requirements for operating purposes during the year and for capital expenditures were met from this source. We will continue to utilize the centralized cash management system after the spin-off under a services agreement until the earlier of when we establish our own system or a year after the spin-off. See "Relationship Between Too, Inc. and The Limited -- Transitional Services and Separation Agreements -- Services Agreement" in the Information Statement.

Below, you will find a summary of our working capital position and capitalization.


                                                      FISCAL YEAR ENDED                            THIRTEEN WEEKS ENDED
                                        -------------------------------------------           ---------------------------
                                         JANUARY 30,    JANUARY 31,     FEBRUARY 1,             MAY 1,          MAY 2,
                                           1999            1998            1997                 1999            1998
                                        ------------    ------------    -----------           ---------        ----------
Net cash provided by (used in)
  operating activities                  $  17,361       $  30,294       $  13,764               $  (486)        $ (1,724)

Working capital (deficit)                     311          (8,945)          4,541                 5,436           (2,378)

Capitalization:
  Net investment by The Limited            50,017          37,065          53,923                58,963           41,720

Cash flow to capital investment
  (net cash provided by operating
  activities divided by capital
  expenditures)                         $    1.21       $    6.34       $    1.62                    NM               NM



--------------
NM = not meaningful

Net cash used for operating activities approximated $500,000 for the first quarter of 1999, down from $1.7 million used by such activities for the same period in 1998. The $1.2 million improvement for the first quarter of 1999 principally resulted from the increase in net income after the impact of depreciation and amortization and a larger decline in inventory levels from the end of the previous fiscal year.

Net cash provided by operating activities totaled $17.4 million, $30.3 million and $13.8 million for 1998, 1997 and 1996, respectively. Net income before depreciation and amortization increased $9.5 million from 1997. However, the increase in inventories in 1998 coupled with an increase in income tax payments more than offset the $9.5 million increase from operations. The $16.5 million improvement in cash provided by operating activities in 1997 over 1996 was due primarily to the increase in net income from operations.

Investing activities were for capital expenditures, which were primarily for new and remodeled stores.

Historically, financing activities consisted primarily of activity through The Limited's centralized cash management system. See Note 7 to the Consolidated Financial Statements included in this Current report on Form 8-K.


CAPITAL EXPENDITURES

Capital expenditures, primarily for new and remodeled stores, approximated $7.3 million for the first quarter of 1999, a $6.3 million increase from the same period in 1998. Capital expenditures, primarily for new and remodeled stores, totaled $14.3 million, $4.8 million and $8.5 million for 1998, 1997 and 1996, respectively.

We anticipate spending between $32 to $37 million in 1999 for capital expenditures, of which $25 to $29 million will be for new stores, remodeling or expansion of existing stores and related improvements. We intend to add approximately 145,000 square feet in 1999, which will represent an 11% increase over year end 1998. We anticipate that the increase will result from the opening of approximately 40 new stores and the remodeling or expansion of 20 stores. We estimate that the average cost for leasehold improvements, furniture and fixtures for stores to be opened in 1999 will be less than $400,000 per store, after giving effect to landlord allowances. Average pre-opening costs per store, which will be expensed as incurred, are expected to be less than $15,000. In addition, inventory purchases are expected to average approximately $75,000 per store.

We expect that substantially all future capital expenditures will be funded by net cash provided by operating activities.

IMPACT OF TRANSITIONAL SERVICES AND SEPARATION AGREEMENTS

Excluding the store leases agreement and the distribution services agreement, amounts to be charged under the new transitional services and separation agreements are not expected to be materially different than amounts charged by The Limited prior to the date of the spin-off. Since amounts to be charged under the store leases agreement will be contingently payable based upon positive comparable store sales performance, it is anticipated that any amounts due will not have a material adverse impact on liquidity, financial condition or results of operation.

For a further discussion of the transitional services and separation agreements, see "Relationship Between Too, Inc. and The Limited - Transitional Services and Separation Agreements" in the Information Statement.


DESCRIPTION OF CREDIT FACILITIES

We have a collateralized credit facility for $100 million against which $64 million was drawn to pay a $50 million dividend to The Limited, to repay a portion of the working capital advances made by The Limited to us in 1999 before the spin-off and to pay fees and expenses in connection with the closing of the credit facility. The remainder of the credit facility is available to fund working capital requirements and for general corporate purposes. The credit facility:

     - consists of a $50 million amortizing term loan which will begin amortizing at the end of the third year and a $50 million five-year revolving credit facility

     - contains customary representations and warranties and affirmative, negative and financial covenants

     - has interest rates that are based on the London Interbank Offered Rate plus a spread or the administrative agent bank's base rate plus a spread

     -    is guaranteed by our present and future domestic subsidiaries


IMPACT OF INFLATION

Our results of operations and financial condition are presented based upon historical cost. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, we believe that the effects of inflation, if any, on our results of operations and financial condition have been minor.


YEAR 2000 READINESS

The Year 2000 issue arises primarily from computer programs, commercial systems and embedded chips that will be unable to properly interpret dates beyond the year 1999. We are currently part of the Year 2000 readiness efforts undertaken by The Limited, which will continue after the spin-off under a services agreement with The Limited. We use a variety of proprietary and third-party computer technologies -- both hardware and software -- directly in our business. We also rely on numerous third parties and their systems' ability to address the Year 2000 issue. Our critical information technology functions include point-of-sale equipment, merchandise distribution, merchandise and non-merchandise procurement, credit card and banking services, transportation and business and accounting management systems.

READINESS

We are participating in The Limited's Year 2000 readiness efforts. We have been part of the package migration group of The Limited, which involves the migration of software to be Year 2000 ready. We have installed those systems. Recently, we have decided to explore redeploying our inventory planning legacy system which is not part of the overall Year 2000 readiness efforts undertaken by The Limited. The Limited has not committed resources to assist us in our remediation efforts on the inventory planning legacy system.

We have assumed full responsibility to make our legacy system Year 2000 ready and to identify and respond to any Year 2000 issues associated with the interaction between our legacy system, our other systems and new systems installed as part of The Limited's overall efforts. We believe we will incur an additional $100,000 of programming costs in order to make the legacy system Year 2000 ready and integrate this system with the other newly installed systems. If we are unsuccessful in our efforts to remediate the inventory planning legacy system, we will continue with the planning system The Limited has already provided us as part of The Limited's Year 2000 readiness efforts.

The Limited established a program management office to oversee, monitor and coordinate the company-wide Year 2000 effort. This office has developed and is implementing a Year 2000 plan. The implementation includes five stages:

     - awareness, which includes identifying risks and conducting an education program regarding Year 2000 issues

     - assessment, which primarily includes establishing project resources, developing a Year 2000 renovation strategy, completing a company-wide inventory of information technology and determining the necessary training and testing facility requirements

     - renovation/development, which includes the analysis of existing information systems, the design of remediation activities and the coding of necessary remedies

     -    validation, which primarily includes system testing

     - implementation, which includes the placement of renovated systems "in production" and training end users

     There are two areas of focus:

          - ASSESSMENT OF YEAR 2000 READINESS OF KEY VENDORS AND SUPPLIERS. A vast network of vendors, suppliers and service providers located both within and outside the United States provides us with merchandise for resale, supplies for operational purposes and services. We have identified key vendors, suppliers and service providers, and The Limited is making efforts to determine their Year 2000 status. As a result, The Limited obtained completed Year 2000 surveys from approximately 40 of our most critical third-party vendors, representing over half of our total 1998 purchases, to determine an estimated compliance date. Of the 40 critical third-party vendors surveyed, approximately half have indicated that they are Year 2000 compliant. The remaining vendors have indicated estimated compliance dates through the third quarter of 1999. Based upon the results of the surveys, we selected three of our more significant vendors (American Electric Power Company, Inc., BB Dakota and National Processing Company) for on-site visits to further assess the vendors' progress and estimated compliance dates. The Limited will continue to monitor the status of the vendors' estimated compliance dates in order to identify potential delays.

          - EVALUATING FACILITIES AND DISTRIBUTION EQUIPMENT WITH EMBEDDED COMPUTER TECHNOLOGY. We use various facilities and distribution equipment with embedded computer technology, such as conveyors, elevators, security systems, fire protection systems and energy management systems. The Limited's assessment of these systems is complete, and all stages of its efforts are expected to be complete in the second quarter of 1999.

     In addition, The Limited also focused on:

          - RENOVATION OF LEGACY SYSTEMS. The Limited's twelve operating businesses have completed all five stages of Year 2000 implementation for renovation of legacy systems.

          - INSTALLATION OF NEW SOFTWARE PACKAGES TO REPLACE SELECTED LEGACY SYSTEMS AT FIVE OF THE LIMITED'S TWELVE OPERATING BUSINESSES. Replacement of their significant legacy systems with new software packages is complete.

COST TO ADDRESS THE YEAR 2000 ISSUE

Our total expenditures incurred through 1998 related to remediation, testing, conversion, replacement and upgrading system applications were approximately $8.1 million, of which approximately $6.0 million represents capital assets which will be amortized principally over a period of five years beginning in May 1999. In addition, we have incurred internal payroll costs (not separately identified) relating to the Year 2000 initiatives.

Additional expenditures are expected to range from $3.5 million to $3.8 million through July 1999, of which approximately $2.4 million of new software purchases will be capitalized. Total incremental expenses, primarily depreciation and amortization of new package systems, are not expected to have a material impact on our financial condition during 1999 and 2000. Included in the above costs are expenditures associated with the development of an internal testing center, which has enabled us to perform comprehensive testing of newly renovated systems by processing transactions as if they had occurred in the Year 2000. This internal testing process was used to develop the risk and cost estimates described in this section of the information statement. Efforts by approximately 500 employees of The Limited's information technology division represent approximately three-fourths of the total information technology budgeted hours for the Year 2000 project. The Limited engaged external consultants, primarily from PricewaterhouseCoopers LLP and Compuware, to assist us with program management and new software package implementation, which represent the remaining hours. We have allocated approximately 35% of our information technology budget for the period from fall 1997 through fall 1999 toward Year 2000 remediation efforts.


REASONABLY LIKELY WORST CASE SCENARIO AND CONTINGENCY PLANS

We believe that the reasonably likely worst case scenario would involve short-term disruptions of systems affecting its supply and distribution channels. The Limited is in the early stages of developing contingency plans, such as alternative sourcing, and identifying the necessary actions that it would need to take if critical systems or service providers were not Year 2000 ready. The Limited expects to finalize these contingency plans in the second half of 1999.

At the present time, we and The Limited are not aware of any Year 2000 issues that are expected to materially affect our products, services, competitive position or financial performance. Additionally, we have not postponed any significant information technology projects due to the Year 2000 project. Thus, we do not believe that the delay of any projects has had a material impact on our financial condition and results of operations. However, despite The Limited's significant efforts to make our systems, facilities and equipment Year 2000 ready, and our efforts to make our inventory planning legacy system Year 2000 ready, the readiness of third-party service providers and vendors (including, for instance, governmental entities and utility companies) is beyond our control. Thus, we cannot assure you that the failure of systems of other companies on which The Limited's or our systems rely, or the failure of key suppliers or other third parties to comply with Year 2000 requirements, will not have a material adverse effect on us.

In connection with the spin-off, we will indemnify The Limited against any liabilities caused by or arising from The Limited's Year 2000 readiness assistance. We have also agreed not to make any claims against The Limited caused by or arising from The Limited's Year 2000 readiness assistance and in connection with the failure of any of our systems to be Year 2000 ready. See "Relationship Between Too, Inc. and The Limited -- Transitional Services and Separation Agreements -- Services Agreement" in the Information Statement.


CHANGE IN ACCOUNTING

The Company has changed its accounting for gift certificates. The Company had historically recognized net receipts/(redemptions) from gift certificates as a reduction/(increase) to general, administrative and store operating expenses. The Company now defers the recognition of income on these transactions until the customer takes possession of the merchandise.

The Company has given retroactive effect to this change in accounting by restating its previously issued financial statements for the fiscal years ended January 30, 1999, January 31, 1998 and February 1, 1997 and the related quarterly financial statements for the years ended January 30, 1999 and January 31, 1998. See Note 11 in the Consolidated Financial Statements in this Current Report on Form 8-K for additional information.


ADOPTION OF NEW ACCOUNTING STANDARDS

In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Statement of Position 98-1 requires that certain external costs and internal payroll and payroll related costs be capitalized during the application development and implementation stages of a software development project and amortized over the software's useful life. Statement of Position 98-1 became effective in the first quarter of 1999 and did not have a material adverse effect on our results of operations.

Additionally, the Accounting Standards Executive Committee issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," in April 1998. Statement of Position 98-5 requires that entities expense start-up costs and organization costs as they are incurred. Statement of Position 98-5 became effective in the first quarter of 1999 and did not have a material adverse effect on our results of operations.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Any forward-looking statements contained in this Current report on Form 8-K or made by our management involve risks and uncertainties and may change based on various important factors, many of which may be beyond our control. Thus, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Forward-looking statements are indicated by words such as "anticipate," "estimate," "expect," "intend," "risk," "could," "may," "will," "pro forma," "likely," "possible," "potential" and similar words and phrases and the negative forms and variations of these words and phrases. See, for example, "Summary," "Risk Factors," "Relationship Between Too, Inc. and The Limited," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

The following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results for 1999 and beyond to differ materially from those expressed or implied in any such forward-looking statements:

     -    changes in consumer spending patterns

     -    consumer preferences and overall economic conditions

     -    the impact of competition and pricing

     -    changes in weather patterns

     - political stability, currency and exchange risks and changes in existing or potential duties, tariffs or quotas

     -    the availability of suitable store locations at appropriate terms

     -    the ability to develop new merchandise

     -    the ability to hire and train personnel, including sales associates

Any forward-looking statements as to costs and dates relating to the Year 2000 effort are forward-looking and are based on our current best estimates that may be proven incorrect as additional information becomes available. Our Year 2000-related forward-looking statements are also based on assumptions about many important factors, including the technical skills of employees and independent contractors, the representations and preparedness of third parties, the ability of vendors to deliver merchandise or perform services required by us and the collateral effects of the Year 2000 issues on our business partners and customers. While we believe that our assumptions are reasonable, we caution that it is impossible to predict factors that could cause actual costs or timetables to differ materially from the expected results.

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